CONFIDENTIAL







                            INITIAL GEOLOGICAL REPORT
                                     ON THE
                        DA-AN PROPERTY, FUJIAN PROVINCE,
                           PEOPLE'S REPUBLIC OF CHINA

           Detailing Initial Data Collection and Field Work Completed
                             May 29 - June 5, 2004





                                      For:
                              Sparta Holding Corp.
                                  P.O. Box 1686
                         Westhampton Beach, NY 11978 USA








                                     Author:
                             Linus T. Keating, D.Sc.
                       Arizona Registered Geologist #40815
                  AIPG Certified Professional Geologist #10742


                          Effective Date: July 3, 2004

                                Table of Contents


1.0  SUMMARY...................................................................3

2.0  INTRODUCTION AND TERMS OF REFERENCE.......................................4

3.0  DISCLAIMER................................................................5

4.0  PROPERTY DESCRIPTION AND LOCATION.........................................5

5.0  ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY.6

   5.1  MAP DATUM / COORDINATE SYSTEMS.........................................8

6.0  HISTORY...................................................................8

7.0  GEOLOGICAL SETTING.......................................................10

   7.1  REGIONAL SETTING......................................................10
   7.2  PROPERTY GEOLOGY......................................................11

8.0  DEPOSIT TYPES............................................................12

9.0  MINERALIZATION...........................................................13

10.0  EXPLORATION.............................................................16

11.0  DRILLING................................................................17

12.0  SAMPLING METHOD AND APPROACH............................................17

13.0  SAMPLE PREPARATION, ANALYSIS, AND SECURITY..............................18

14.0  DATA VERIFICATION.......................................................19

15.0  ADJACENT PROPERTIES.....................................................19

16.0  MINERAL PROCESSING AND METALURGICAL TESTING.............................20

17.0  MINERAL RESOURCE AND MINERAL RESERVE ESTSIMATES.........................20

18.0  OTHER RELEVANT DATA AND INFORMATION.....................................20

19.0  INTERPRETATION AND CONCLUSIONS..........................................20

20.0  RECOMMENDATIONS.........................................................21

21.0  REFERENCES..............................................................24

   21.1  INVENTORY OF FTMC MAPS AND REPORTS IN SPARTA'S POSSESSION............25

LIST OF FIGURES...............................................................27

LIST OF TABLES................................................................27

LIST OF APPENDICES............................................................27

LIST OF PLATES................................................................27

APPENDICES....................................................................28

                            INITIAL GEOLOGICAL REPORT
                     ON THE DA-AN PROPERTY, FUJIAN PROVINCE,
                           PEOPLE'S REPUBLIC OF CHINA


                                   1.0 SUMMARY

The Da-an property is located in northern Ning De County, Fujian Province, eastern People's Republic of China. Da-an is not a mere property - it is actually an ancient mining district that has remained virtually unexplored for more than 100 years. It consists of 81 square kilometres in a region that boasts a history of gold and silver mining stretching back at least to the Ming Dynasty 450 years ago. Mineralization consists of high-grade cordilleran-style silver (+/- gold), lead, zinc veins hosted in a Jurassic-Cretaceous age calc-alkaline volcanic complex. Sample 420401 taken by the author assayed 334.9g/mt (9.78opt) silver with 7.3% lead and 8.6% zinc; samples as high as 16,000g/mt (467opt) silver have been reported by other reliable workers. Another sample, 420413, taken by the author from an unrelated structure in a roadcut 3km south of sample 401 assayed 15.2g/mt (0.44opt) gold and 437.1g/mt (12.76 opt) silver. At least 98 ancient mined-out stopes have been identified across the property, all that remains of the surface expression of their veins. The author suggests that excellent potential remains to discover further mineralization at shallow depths below the limit of stoping or in undiscovered structural "traps" elsewhere in the district.

Several active mines operate in the province presently and gold dredging is active in many of the major rivers of the region. The Zinjinshan deposit 400 km (245 miles) southeast of Da-an is a major Cu-Au porphyry deposit reporting 1.6Mmt (3.5 billion lbs) of copper and 15mt (480,000 tr oz) gold discovered since 1988 (So, et. al., 1998). 230 km (143 miles) east-northeast of Da-an is the very large (but reserves unavailable) Lenshuikeng Ag, Pb, Zn vein and replacement deposit (Yu, 1996). The Yongpi porphyry copper deposit located 185 km (115 miles) northeast of Da-an is said to contain 144Mmt (159Mst) at 0.72% copper (Wang, 2003). Other smaller Pb-Zn and Mo prospects surround the Da-an district (Shuhe, 1992).

The property is controlled by the Fujian Tiancheng Mining Industry Corporation, Ltd. (FTCM) through two Mine Prospecting Rights. Sparta has proposed to acquire all the stock of FTCM and towards that end entered into a Letter of Intent agreement with FTCM in May 2004.

Modern exploration to date consists of mapping and sampling conducted by the Fujian Province Geological Survey (the Brigade) primarily focused on discreet clusters of ancient mine workings. Only one hole has been drilled, parallel to a vein, and it encountered no ore-grade values. The Brigade also carried out stream sediment and panned con surveys in the District, but the methods have met with limited success and large areas of the property remain unsurveyed. In terms of modern exploration, Da-an remains a "virgin" mining district notwithstanding indications of a highly productive past. No mine development has occurred and there are no active operations.

This report documents a recently completed three-day initial visit to the property by the author on behalf of Sparta Holding Corp. ("Sparta"). Field observations from this trip are integrated with previous data generated by others and with the geological setting and mineral deposits of the region. The report has been written in compliance with the specifications as outlined in Canada National Instrument 43-101, and is intended to provide technical information on the Da-an project in support of securities related filings.

The author concludes that Da-an is an extremely fertile and promising area to conduct exploration for high-grade silver veins. It is strongly recommended that Sparta undertake an intensive program of geologic mapping and sampling across the entire district in order to clearly define drill targets. A proposed work program and budget are included with this report.

                     2.0 INTRODUCTION AND TERMS OF REFERENCE

This report has been prepared at the request of Sparta Holding Corp. ("Sparta") to provide a scientific and technical data summary of the mineral exploration potential of the Da-an property. It should be noted that the Da-an property does not contain any known body of commercial ore and any exploration programs thereon are early stage and exploratory in nature.

The author personally visited a number of sites on the Da-an property June 1st through June 5th, 2004 as part of a cursory initial examination. He was accompanied by Mr. Yuan Shou Hua, Deputy General Manager in charge of the Da-an project for Fujian Tiancheng Mining Co. Ltd. (hereinafter "FTCM"), Ms Maggie Li, interpreter retained by FTCM from an agency in Shang Hai, Mr. Wu Jin Shun engineer from the 4th Brigade - Fujian Geological Survey who worked on the project for FTCM, and a driver. In this report, the term "New Data" refers only to observations by the author, geological data and geochemical samples, together with the corresponding laboratory results, collected from the Da-an property during the period May 30 - June 5, 2004.

The background geological data contained and cited in this report is taken from the various published and unpublished technical reports as listed in Section 21.0: "References", as well as from the author's personal knowledge of the geological setting of the region. For the purposes of this report, data generated from work completed prior to May 2004 are termed "Old Data". Old Data has been copied from proprietary documents provided by FTCM. Mr. Yuan Shou Hua, Deputy General Manager of FTCM, facilitated access to these documents and provided copies of documents for Sparta's files. Since originals of all such documents are in Mandarin Chinese, translation into English by an independent third party translator was required. As of the effective date of this report, translation of the maps and cross-sections had been completed, however the three reports relating to these maps had not yet been translated. Data contained in these reports will most likely add significant information and could materially effect the conclusions of this author when the English language versions are completed. A fourth report, "Profile of the Project in Shouning" was provided to Sparta by FTCM in translated English. These maps and other documents provided by FTCM appear to be authentic and the authors have no reason to doubt their validity or accuracy; copies of all proprietary documents may be found in Sparta's files at their corporate office.

                                 3.0 DISCLAIMER

The "Old Data" in the current report was collected previous to the New Data by parties neither under the supervision of the author nor responsible to Sparta. The author has met on the property with some of those responsible for the Old Data and believes that the data was professionally collected and that the maps and documents generated adequately portray the results. As the author's visit to the property was cursory in nature, the Old Data forms the basis for many of the impressions and conclusions expressed in this report. The New Data in this report was collected directly by the author.

There are sections of the current report that combine Old and New Data. Such combinations are clearly noted in the text and have only been attempted with great care as regards differences between sampling and analytical methods, statistical treatment, and interpretations. Although such combinations are attempted only in situations for which the author's best judgment suggests they are valid, it is conceivable that unforeseen factors could impact these conclusions; the reader should treat such combinations with special care.

All original Old Data is in the Mandarin Chinese language. An ATA-certified technical translator independent of both Sparta and FTCM was employed to render Old Data into English under the supervision of the author. Although the author believes that the translator's best effort was applied, it is still possible that translation errors could result in misinterpretation of the data. Every effort has been made to insure against this possibility. Original versions of all Old Data together with the translated equivalents are available for inspection at Sparta's offices.

Analyses taken from Old Data were reportedly determined at the Fujian Provincial Laboratories and are derived by the author from old reports. No certificates of assay have been seen and it is doubtful that these analyses can be independently verified. They are presented here only as part of the historical summary of the District.

Information regarding land status, tenure, current agreements, mining legal requirements, and business environment was supplied by Sparta and has not been independently verified by the author.

Information such as drill results and ore reserves quoted from surrounding projects in the region has been taken from published information, believed by the authors to be accurate.

                      4.0 PROPERTY DESCRIPTION AND LOCATION

As shown in Figure 1, the Da-an Property is located in the northern-most corner of Fujian Province, 160 air-kilometers due north of the city of Fuzhou, capital of the province. Fujian province lies on the eastern seaboard of the Peoples Republic of China, across the straits from Taiwan. The center of the Da-an property, given in latitude / longitude, is approximately: 27d 31' 54.42"N, 119d 33' 03.18"E.

The property consists of 8100Ha (20,015.10 acres) of contiguous land. This land is held under two "Mine Prospecting Rights" issued by the Fujian Province Department of Land Resources pursuant to regulations promulgated by the Ministry of Land Resources of the People's Republic of China to Fujian Tiancheng Mining Industry Corporation, Ltd. (FTCM). The spatial relationship between known mineralized areas and the property boundary is presented in Plate 1; Appendix 2 documents size, type, ownership, and payments required on each claim. Sparta is presently acquiring 100% of the stock of Fujian Tiancheng Mining Industry Corp., Ltd. at which time FTCM will become a wholly owned subsidiary of Sparta.

The author is not aware of any environmental studies of any kind that have been carried out on the property. Sparta has advised the author that it is "not aware of any environmental liabilities and as part of our agreement with FTCM they will indemnify Sparta as part of the agreement to acquire them." As with any old mining district, some hazards and / or potential liabilities are present but these appear to be of small-scale and manageable. Potential hazards include open vertical and horizontal workings of considerable age, and waste "dump" piles from small artisanal mining operations proximal to drainages and existing rice paddies.

Work conducted on the property to date by FTCM was done under the auspices of the Mine Prospecting Rights that include an Annual Business Plan detailing proposed work. Research needs to be done to ascertain the specific provincial and federal permitting and reclamation requirements applicable to exploration in general. FTCM officials have indicated that permits are required to proceed with exploration activities such as vegetation clearing, road building and drilling. The author was assured that permitting for these sorts of activities could be facilitated through FTCM with 30-day lead-time. To the author's knowledge, no such permits currently apply to the property. Care needs to be taken to insure that any exploration activity would be conducted in an entirely legal fashion as determined by due diligence.

  5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

The Da-an prospect area presents moderate to steep mountainous sub-tropical terrain at elevations varying from 740m to 1000m above sea level (2420' - 3300' a.s.l.). During June, the heart of the rainy season, some 20cm (7.8") of rain will saturate the area; yearly rainfall totals some 150cm (55"). During the summer season, temperatures can reach 26.7dC (80dF) with very high humidity; the rest of the year temperatures are moderate with only rare snow in the winter. It is not thought that climate will impact in any way a well-designed year-round underground operation.

Physiographically, the property comprises steep vegetation-covered slopes, with a moderate to thick soil profile typical of the tropics, dissected by deep valleys. Year-round creeks occupy most valleys. These wet areas are generally cultivated as rice paddies and can be quite boggy - mosquitoes are a problem at dusk and around dawn. Chest-high tropical vegetation is thick throughout the area except at the higher elevations on the ridges. Sporadic bamboo and cedar forests occur at the middle elevations. Except in the main valley of Da-an village, and outward to the smaller villages, no roads are present; access is limited to an extensive network of footpaths. Off the footpaths outcrops are present but can be challenging to find. No animals were seen, however several varieties of poisonous snakes are reported in the area; they are generally never seen, but can be more common mid-May through mid September and particularly in mid-June during the wheat harvest.

The property is accessible by road year-round from Fuzhou, capital of the province, site of a large international airport, and home to 6.8 million people. A 4X4 vehicle is not required except perhaps during the rainy season; a high clearance vehicle is a good idea however. To reach the center of the property from Fuzhou, drive north-northwest 110km to Ningde city; thence 230 km north to Shouning via modern highways in good condition. Shouning is home to 30,000 people and is a modern city with full emergency and support services; services not available in Shouning can be procured in Ningde. Located approximately 30 minutes north of Shouning, the town of Da-an can be reached by good paved two-lane mountain highway. From Da-an town a 40-minute drive on local access #944, a maintained dirt road, brings one to the center of the property. The complete journey from Fuzhou to the center of the property requires about 4 hours driving. During the most recent field campaign the author stayed in good accommodations in Shouning.

The project area hosts perhaps 10 small villages including Da-an village. These are all primitive, rural communities with a combined population of perhaps 300 people. There is a high-tension electric line across the project area and most villages have electricity though few of the people can afford to use it. Several towns have one phone line but these are seldom used. Only the most primitive of supplies and support services can be found in these communities. The proximity of Shouning with its good quality hotels, restaurants, and infrastructure make it an ideal staging site.

The people of the Da-an region are quite amiable and are aware of their mining heritage. The profoundly impoverished nature of the area and some comments from locals (through an interpreter) suggest that they are quite amenable to a modern mining project. Small tombs are occasionally found on the hillsides throughout the project area, but the author's hosts assured him upon repeated questioning that these features are not an impediment to development; with government assistance, families would be willing to relocate any remains for a relatively small compensation.

As with any indigenous population, it will be quite important to establish and maintain a close personal relationship with all the communities involved from the beginning of any work. To date it appears that the representatives of the FTCM and the 4th Brigade have done a good job in this regard and are respected and well received by the locals. Figure 3 is a topographic map of the project area showing locations of roads and villages on the property.

5.1  Map Datum / Coordinate Systems

Maps provided by FTCM appear to utilize at least two different datum / coordinate system combinations, depending upon when the map was made. Direct comparison between different generations of maps is therefore very difficult. The author has determined that many of the more recent maps were made using the Gauss-Kruger (zone 20) coordinate system with the WGS 1984 datum, in accordance with modern China map-making policy. These maps have eastings prefixed by "207". Other maps however have easting prefixes of "404" and grids which do not coincide with the G-K maps - it has been confirmed by the author that the 404 grid is not Universal Transverse Mercator (UTM). For the purpose of data analysis in this report, these maps have been merged to the G-K grid, however currently there are insufficient ground control points to confirm positively that either grid is in the correct position. Correcting this situation is a top priority if work at Da-an is to continue (see Section 20 - Recommendations).

From this point on in this report all coordinates including those on maps, sample locations, and other information will be in Gauss-Kruger (China) - WGS `84 coordinates unless specifically indicated otherwise.

                                   6.0 HISTORY

The property has a long history of silver mining, dating back at least 450 years to the Ming Dynasty. It is said that back then an Imperial eunuch supervised prisoners who worked the mines. Numerous old mine workings dot the countryside, most of which do not appear to have been touched in many years. There are no mines currently producing on the property. No mining or development infrastructure exists at the present time. To the author's knowledge, no reliable reserve or resource estimates have been put forward.

Insert "Prior Ownership of Property and Ownership Changes" here...

Work to date has been performed by the Fujian Provincial Geological Research and Investigation Institute (formerly the Fujian Geological Survey 4th Brigade) presently under the direction of Mr. Li Changze, Brigade Chief Engineer. The Brigade is a provincial government entity that conducted this work under contract to FTCM. A report "Profile of the Project in Shouning" (FTCM Report #1
- author unknown) apparently written in year 2000(?) summarizes early exploration work.

The first visit by Brigade engineers was in 1972 and focused on the Guan Tian Chang zone 2.5km northeast of Da-an village. According to the summary report, two high-grade samples collected from old workings on that visit yielded silver values ranging from 16,000 ppm to 17,000 ppm (515 - 547 troy ounces / ton). Mr. Wu Jiangshe, currently an engineer with the Brigade who conducted much of the later work on the property, has stated that he visited this sample locality some years ago but failed to find similar material. He suggests that the first sampler trimmed all the available material off the wall of a stope and there was no more to be had. With the help of Mr. Wu the author attempted to reach this sample locality but the precise location could not be found due to dense jungle overgrowth.

In 1979, the Brigade conducted exploration over the entire district, "investigating all the old holes systematically". Ninety-eight workings "with larger scale" were found. Sampling of mineralized or altered zones at that time assayed from 39 ppm to 800ppm silver (1.2 - 25.7 tr opt).

From 1989 - 1992, the 4th Brigade finished surveying the Guan Tian Chang, Wailou, Fuji, Tanchatou, Zhaiping, Wenyang, Tanshan, and Da-an zones. A report detailing their findings (FTCM Report #2 - author unknown) is in Sparta possession but had not been translated into English at the date of this writing. Soil, stream sediment, heavy cons, and rock chip sampling was conducted erratically throughout this period. Maps from this work showing sample locations and some detailed geology have been translated into English and are in Sparta's possession. In 1993, the Zhaibaojian zone was examined and geologic mapping and sampling was conducted in the area from Dushu to Houxixi.

Follow-up of stream sediment and panned concentrate gold anomalies led to discovery in 1999 of a gold anomalous area near the Da-an Mine area and from Tanshan to Laocuo. Later in 1999, one 111.6m vertical core hole was drilled adjacent to old stopes at Guantianchang but failed to cut ore grade mineralization or intersect key structures. A map and cross-section summarizing the results of drilling have been translated and are in Sparta's possession - no formal report addressing the drilling has yet come to light. Core from this hole is stored in Da-an village and is available for examination.

Two other reports in Sparta possession (not yet translated), FTCM Report #3
(2000) and FTCM Report #4 (2002) focus on further geochemical sampling and detail mapping conducted over small portions of the District. The 2002 report describes work in the Shan-Ji-Keng area that discovered a high-grade gold-silver zone in a road cut - this area is particularly interesting and will be discussed below. Maps related to this work have been translated and are in Sparta's possession.

FTCM Report #1 attempts to estimate a "reserve" based upon the size of old workings, geochemical results surrounding these workings, and using "1/2 the ore body depth as the ore body slope depth" (perhaps meaning that twice the depth of each mine opening was assumed to be ore body depth???). The report suggests that 1081 m-tonnes (1191 st) of silver are present at Da-an. This estimate is not based on any meaningful underground data and does not meet any western government standard for reserve calculations.

Historic production from the District is difficult to estimate however the Brigade estimated the volume of each major working in FTMC Report #1. Based on their figures and using a tonnage factor of 3.5 metric tonnes / cubic meter for volcanic sulfide ore, some 32,400 metric tonnes were mined previously. The author's limited examination of some workings indicates that mined widths are smaller than those used by the Brigade; a more conservative figure might fall in the range of 10,000 metric tonnes. Historic production might be extrapolated using the more conservative 10,000mt volume estimate and grade figures ranging from 200g/t to 16,000 g/t, at 2,000,000 to 160,000,000 grams (58,400 to
4,672,000 troy ounces) of silver produced. Whatever the actual production was, there can be no doubt that the District has seen substantial silver production in the past. A complete listing of all maps, drawings, and reports in Sparta possession can be found in Section 21 - References.

                             7.0 GEOLOGICAL SETTING

7.1  Regional Setting
Located on the southeastern margin of the Eurasian plate and adjacent to the Pacific plate along the circum-Pacific "Ring of Fire" magmatic zone, Fujian province has a long history of collision, deformation, and sedimentation (Unknown, 1998). To this day, it remains a center of tectonic controversy. The province lies within the South China Mobile Belt (see Figures 2 and 2a), a zone of accommodation wedged between the continental Yangtze Landmass to the north and east, and an old continental mass "Cathaysia" partially consumed within the Pacific subduction zone (Chen, 1999). On Figure 2 the east-west trending gray line just north of the Yongpi porphyry district, and only 150km north of Da-an, roughly traces a deep-seated tectonic fault boundary between the continent and adjacent mobile orogenic zone (Hongfei, 1996).

Northeast trending synform / antiform pairs on a regional scale parallel the major South China Suture Zone (Chen, 1999) which runs from Guanzhou to Shanghai. Consistent with the strongly folded fabric, southeast verging thrusting and folding dominate the structural fabric. Shortening on the order of 45% has been suggested for the region due primarily to middle Jurassic compression.

Basement consists of meso-Proterozoic (1100 - 1400Ma (Unknown, 1998)) greenschist facies mica-quartz to plagioclase-amphibole schists from intermediate acidic volcanic protoliths intermingled with dirty sediments (Longheixi Formation near Da-an - Figure 2). Regionally (but not in the immediate Da-an area), a thick sequence of Cambrian to Ordovician age pelagic rocks overlie basement and may represent a "thick accretionary wedge built up on the northwestern active margin of Cathaysia" (Chen, 1999). A transgressive platform sequence evolved in the late Devonian and progressed to deeper water sediments through the early Triassic. Terrestrial sediments mark the upper Triassic above an unconformity with the missing middle Triassic. Early to middle Jurassic red clastic foreland basin rocks conformably or disconformably overlie the Triassic. Chen (1999) suggests these represent syn-tectonic molasse deposits.

The late Jurassic to early Cretaceous marked a major deviation in tectonics and rock types. This period is dominated by acid volcanic rocks probably attributed to the west verging subduction of the Pacific plate. At Da-an these rocks are represented by the Jurassic Changlin Formation, the dominant country rock in the project area, composed of tuffs, sandstones, conglomerates and siltites (units J2 & J3 on Figure 2). The Jurassic - Cretaceous transition around Da-an is marked by the Xiaoxi Formation dominantly grayish tuffs, siltites and tuffaceous conglomerates. Red dacites, dacitic ignimbrites, and basalt represent the lower Cretaceous Huangkeng Formation. Late Cretaceous sediments were deposited in rift valleys, suggesting a major deviation in stress direction and style. The Shaxian Formation consisting of purple-red siltites, mudstones, and sand conglomerates occupies the upper Cretaceous around Da-an.

Stress regime changes in and around the Jurassic - Cretaceous boundary at Da-an and elsewhere in Fujian may be critical to the formation of mineralized districts. A east-northeast to east-west compressional regime related to subduction seems to have dominated the late Jurassic (Shuhe, 1992). The early Cretaceous however witnessed a major change from compressional to extensional stress with structural directions oriented more north-northeast concomitant with a tremendous increase in back-arc style extensional magmatism (Xu, 1999). Fujian thus became one of the largest calc-alkaline intrusive regions in the world. Adjacent to the Da-an prospect, the early Cretaceous Makeng medium to fine-grained red "moyite" (granite?) was emplaced, followed by the late Cretaceous Shipaiqian light-red granite porphyry.

7.2  Property Geology

Plate 2 of this report, based on a map created by the Brigade (1992, 1999), is a geologic map of the prospect. Symbols and abbreviations in this report can be found on the map legend. The country rock across the property is the Jurassic-Cretaceous Nan Yuan Formation, a unit that is part of the widespread Mesozoic volcanic belt that covers much of northeastern Fujian (J2 & J3 on the regional map, Figure 2) and the neighboring provinces of Guangdong and Zhejiang. The Nan Yuan is subdivided into three entities called, from oldest to youngest J3nb, J3nc, and J3nd. J3nb is primarily rhyolitic crystal tuff and sand conglomerate; dacite crystal tuff, conglomerate and crystal tuff typify J3nc. J3nd can be characterized by rhyolitic tuff flows and welded flows at the base, an intermediate member of tuffaceous siltstone, carbonaceous shale, and volcaniclastic tuffs (called J3nd2); topped by upper intercalated rhyolite crystal tuff and welded tuff. J3nd2 as mapped by the Brigade is a very interesting marker unit that helps define the structural style of the district and therefore is marked in green hatch on Plate 2.

Three kilometers northeast of the center of the property, a late-Yanshanian (70-195Ma) age granite intrudes the Mesozoic volcanics. This red colored granite is medium-grained and extensive in outcrop with a hornfelsed zone extending at least 200m into the enclosing volcanics. Several other intrusive phases, probably post-granite in age, are found in the project area; these include quartz monzonite porphyry, quartz trachyte, syenite, quartz porphyry, and diabase. Engineer Wu suggests that a molybdenum porphyry may exist at depth. Mineralization appears to be post-granite in age. At sample site 420404 (Plate
2) on the eastern edge of the property, a quartz dacite was observed intruding the margin of the granite; it contained fresh black biotite along with scattered blebs of pyrite and chalcopyrite and overall looked very similar to some of the dykes seen around the property that are closely associated with alteration and mineralization.

Geologic structure, based on the author's cursory examination and the Brigade maps, is very complex. A series of small synforms and antiforms can be defined by tracing the outcrop of unit J3nd2 across the property (green hatch, Plate 2). A larger synform can be postulated trending similar to the J3nd2 folding, northeast to southwest, plunging southwest; on the basis of Mesozoic volcanic stratigraphy younging from northwest to southeast and older units enclosing younger ones to the east and west. J3nd2 folding is dissected by a series of roughly northeast trending, northwest dipping thrust (?) faults. Figure 3 is a cartoon sketch of the possible structural scenario in the District. This sort of situation fits well with the regional tectonics described above.

The majority of mineralized zones in the District (outlined in red on Plate 2) trend slightly oblique to the postulated fold axis; a few zones can be found perpendicular to the axis. Furthermore, there seems to be a crude periodicity to the mineralized zones, each separated by three kilometers moving from west to east across the property. It seems very likely that a combination of folding and thrusting controls mineralization, however much more fieldwork is needed to fully understand this relationship and use it to design drill holes. "Flower structures" and zones of pressure relief might be outstanding targets for major mineralization.

Although the author feels that mapping by the Brigade is of very high quality, it seems to have focused more on detail work around the mineralized zones, neglecting somewhat the district as a whole. More intensive district-wide mapping is recommended to help place known zones into a better perspective and help predict less obvious, but highly prospective targets not yet defined.

                                8.0 DEPOSIT TYPES

High-grade silver +/- gold, lead, zinc cordilleran vein type deposits (Guilbert & Park, 1986) are the most reasonable model for this property. This type of vein is world renowned for its richness and productivity; they are found at such places as Ouray, Colorado and Couer d' Alene, Idaho as well as numerous other locations around the Pacific Rim and the world. Such veins typically occur on convergent margins in zones of abundant calc-alkaline magmatism. Silicious volcanic rocks frequently host such veins. They are emplaced at relatively shallow depths and tend to be sulfide-rich fault, fracture, or breccia fillings in zones where open spaces are structurally developed. Not uncommonly they may be spatially associated with porphyry copper or molybdenum bodies within a few miles of the veins. The Da-an area meets all of these criteria.

Using cordilleran veins as a model, exploration can be focused on certain key aspects of these systems. Structure plays a huge role in these deposits - understanding the structural setting of the old stopes at Da-an can give tremendous insight into the trends and plunge of undeveloped workings below them, and facilitate modeling of potential ore "traps" applicable to the rest of the district. By extension, careful mapping of the district as a whole can help predict additional new zones that may not have surface outcrop. Studying district metal zoning and alteration zoning in and around the old stopes and other structural zones will also provide valuable vectors to mineralization. Stream sediment and perhaps soil geochemistry can be used to zero in on key areas. In some cases, geophysics can be used to seek out sulfides along key structures.

To begin with, exploration at Da-an should focus on geologic mapping and geochemical sampling. The work previously done by the Brigade locating and detailing old workings is particularly valuable and will form an excellent basis upon which to build some target concepts. Sampling and mapping combined with the detail work already done should produce a model of local mineralization that defines optimum structural settings. When combined with district-wide mapping and more detailed district-wide geochemistry, target areas will emerge. Detail soil geochemistry and/or ground geophysics (such as CSAMT) can then be applied if needed to further tie down targets. Angled diamond core drill holes can then be sited either on the basis of geologic mapping or on more detailed geochemical / geophysical work. See "Section XX - Recommendations" for more details.

                               9.0 MINERALIZATION

During the recent brief visit by the author, several mineralized zones around the district were examined cursorily. Areas visited included (see Plate 1): Guan Tian, Tan Shan, Wai Lou, and Wen Yang Tin. The author's impressions and observations for each of these areas follow below. Note that all mention below of "stream sed" or "panned con" samples refers to Old Data generated by FTCM - see "Section 12 - Sampling Method" for more information.

The only site visited that displayed obvious polymetallic silver mineralization was the northern part of the Tan Shan zone. Here an adit was driven 101m N20E sinuously following a series of veins. The adit is flooded and was not entered; however some good high-grade material was found near the entrance on the dump (sample 420401 - Appendix 3). The rock is a silica-flooded dacite cut by white milky quartz veins and multi-episode veinlets of dark pyrite, galena, sphalerite, +/- chalcopyrite. Assay indicated 0.32 g/mt (.0093 opt) gold, 334.9 g/mt (9.78 opt) silver, 7.3% lead, 8.6% zinc and 0.1% copper. Engineer Wu stated that silver almost always occurs with lead - he also reported that the tunnel was mapped and sampled by the Brigade; Sparta does not yet have a copy of this data.

Although jungle vegetation and soil obscured alteration immediately around the adit, there appears to be pronounced alteration up to at least 30m or more perpendicular to the vein system in the hanging wall. Weak silicification of the volcanics extends for 10 or so meters to the west, then gives way to a moderately strong pyrite / argillic stockwork which continues away from the vein for another 20 meters or more. Craggy cliffs up some of the nearby canyons paralleling the vein strike suggest that there may be multiple silicified zones in this area. This is an easily accessible and important zone definitely worthy of detailed examination.

The Tan-Shan alteration zone itself extends approximately 1.3km along a northerly trend. Only two of four stream sed samples taken from the area showed anomalous values; of nine panned con samples collected, none reported unusual values. Notwithstanding this poor geochemical showing, the area is riddled with extensive old workings. To the south on the opposite side of a major drainage two panned con samples found gold grains - this area has not been investigated. An area of two anomalous stream sed samples to the west also has not yet been followed up. Another major mining area, the Wai-Lou zone occurs on the southern end of Tan-Shan - it too is riddled with old workings. Numerous panned con samples on the north end of Wai Lou found gold grains.

The Shan Ji Keng zone (Plate 1), site of sample number 420413 (Plate 2), was very interesting. Here a roadcut slices through a 35m wide zone of strong silicification and pyritization. A sample of dark gray clay gouge taken from a 1m wide fault zone assayed an impressive 15.2g/mt (0.44 opt) gold, 437.1g/mt (12.7 opt) silver, and 400ppm (0.04%) molybdenum. Both lead and zinc were very low. These results coincide well with sampling done by the Brigade in year 2000. The immediate area has been detail mapped by the Brigade; they suggest that this structural zone extends at least 350m to the west-northwest, but limited sampling along the zone yielded only trace levels of gold and silver. To the east the gouge zone is cut by north trending quartz trachyte and diabase dykes but an extension is certainly possible. Translated, detail maps of this zone are in Sparta possession. A soil survey was conducted in the area, methodology and results of which remain unclear. No stream sed or panned con samples have been collected in this area; this entire zone deserves intensive follow-up.

The Wen Yang Tin area on the eastern side of the district consists of several interesting areas and is the closest to the granite intrusive. Sample 420404 was taken from a quartz dacite intrusive dyke that cuts the edge of the granite. The sample assayed 1.0ppm (0.029opt) silver, 125ppm zinc, and 903ppm barium - the highest barium assay seen. Surprisingly, molybdenum was not elevated at all. Although not ore-grade, the assays suggest that this sort of dyke is related to the overall precious metal distribution in the district. No stream sed or panned con work has been done in the area.

Adjacent to Wen Yang Tan, the Pan Di road proved to be very interesting. Driving west from the village of Pan Di, several good looking roadcuts were encountered, both exhibiting silicified, pyritized volcanics cut by east-trending quartz and sulfide veinlets; neither cut had been sampled previously. Samples 420405 and 06 were collected from the same roadcut, approximately 3m apart. Sample 405 assayed 0.09g/mt (0.0026opt) gold, 11g/mt (0.32opt) silver, 174ppm copper, 110 ppm zinc, 103 ppm moly, and 192 ppm barium. Sample 406 assayed 0.18g/mt (0.005opt) gold, 42.8g/mt (1.25opt) silver, 75ppm moly, and 288ppm barium; both samples reported elevated antimony as well. The elevated barium and antimony, together with depressed lead and zinc suggests that this area is "higher" in the mineralizing system than other areas to the west. These roadcuts are very exciting because they represent the relatively underexplored nature of the district as a whole, as well as an additional exploration target. This area too has not been subjected to stream sed or panned con sampling.

Commander Ridge, located about a kilometer west-northwest of the Pan Di road area, is exciting because it may represent a high-level (near-surface) exposure of a large vein system. The top of the ridge consists of weathering-resistant rock "ribs" that stretch at least 2kms west across a major canyon and up the next ridge. Rock here is acid-leached, vuggy quartz latite that displays quartz finger and red limonite veinlets. The vuggy texture probably formed from acid leaching of phenocrysts; many vugs have an interior lining of secondary silica and perhaps alunite (?). Two samples collected here 420410 and 411 assayed nil gold, 0.6g/mt (0.0176opt) silver in 410, strongly elevated arsenic, antimony and molybdenum. This is one of the only areas sampled where arsenic was found; arsenic and antimony, again with low lead and zinc, are suggestive of "high" level veins. Silver and gold might not be found at such higher levels.

Sample 420412 illustrates very well the vein elevation concept of Commander Ridge. It was collected from an old stope exposed along a trail some 50m (160') perhaps below the top of the ridge. Alteration appeared similar to that seen along the Pan Di road: quartz latite cut by strong milky quartz veins with margins of black sulfides and some sympathetic sulfide veinlets. The sample assayed weakly anomalous gold, 11.5g/mt (0.33opt) silver, 177ppm zinc, moderate arsenic, moderately elevated moly, and 211ppm barium. The series of rock "ribs" which cut Commander Ridge and continue for at least another mile put forward another very interesting target, a possible series of parallel veins with good widths and extensive strike lengths. No stream sed or panned con work has been done in this zone or along the trend.

The Guan Tian Chang Mine located near the center of the district is a complex of old stopes and workings with a mapped strike length of 90m (295') trending roughly north-south. Sample 420414 was collected along the wall of an old stope located 10m above diamond core drill hole ZX-0001. This sample was taken from a greenish, silicified latite tuff cut by white quartz veins with black sulfide selvages, in turn cut by red limonite veinlets. Curiously these veinlets trend N20-50E, roughly perpendicular to the old stope. The assay returned 0.22g/mt (0.0064opt) gold, 13.6g/mt (0.40 opt) silver, 108ppm lead, 169ppm zinc, and moderately anomalous moly.

The author was told that the famous 16,000g/mt (467opt) silver sample taken around 1992 came from a stope uphill and slightly east of the drill hole stope. Some time was spent working through the dense vegetation in that area, but the working could not be found.

Sample 420415, taken from another old stope 30m below 414, was collected from an oxidized fault gouge zone where the stope pinched out. It contained fragments of white quartz vein material and oxidized material with some quartz-limonite veinlets. Assay indicates the sample contains traces of gold, 20.5g/mt (0.60opt) silver, weak moly and 112ppm barium; lead, zinc, arsenic and antimony were very low.

Core hole ZK-0001 was drilled S70E at -85 degrees just below the stope of sample 414 in an attempt to cut vein material at depth. The stope above trends N15E and dips 87 degrees south, so the drill hole closely paralleled the stope rather than cutting it. Unfortunately an angle hole could not be drilled since no such rig was to be had at the time. The hole intersected several broken zones of "mineralization" in volcanic rocks varying from 2-8m apparent width, together with spotty pyritized zones and increasing silicification / pyrophylitization towards the bottom at 111.6m. Silver was weakly anomalous from 95m downward; the high silver assay obtained was 30g/mt (0.88opt) from two approximately 1m intervals. The high gold value was 0.21g/mt (0.006opt) obtained from a 1.12m interval near the bottom of the hole. In addition to the orientation of the hole, the failure to cut significant ore may also be attributed to the observation from sample 414 that the quartz veinlets of the stope seem to be running perpendicular to it, and thus parallel to the core hole. Nevertheless, the hole is interesting in that it proves that there is significant width (10's of meters or more) of alteration away from the stope. Core from the hole is said to be stored in the village immediately adjacent. A graphic log and assay results can be found in map D-8, translated and in Sparta possession.

 Two other samples were taken from inside an old stope on the south end of the Guan Tian Chang Mine area. Samples 420416 & 417 assayed 209 and 384ppm barium respectively but only trace amounts of silver and no lead or zinc. Similarly, stream sed and panned con sampling around the zone has not been useful. Overall Guan Tian is a large area of ancient mining activity and deserves a thorough inspection. Careful siting of several drill holes in this area may be warranted.

In conclusion, a few useful observations come from this data. Arsenic and / or antimony appear to mark higher level altered zones. Barium seems to be more characteristic of slightly lower levels below arsenic and antimony. Ore grade silver +/- gold with strong lead and zinc tend to occur below the barium level. Molybdenum is anomalous across the project area and may not be a useful pathfinder for ore. Of course these observations are based on only a few samples collected from disparate locales across a large district and so should be used with care.

Finally, it is not clear from the author's work to date whether there is a clear structural "trend" to mineralization. Although most of the old workings trend roughly north-northeast, several developed and undeveloped anomalous zones appear to be nearly perpendicular to that trend. In particular, the very high grade gold zone at sample 420413, the white quartz/sulfide selvage veinlets at Guan Tian, and the altered "ribs" of Commander Ridge all suggest that mineralization can deviate from the established north-northeast direction.

                                10.0 EXPLORATION

To date, exploration conducted by Sparta consists only of the cursory introductory visit by the author. No systematic surveys or investigations have been conducted. The purpose of this visit was to gather as much information regarding the property as possible, both on the ground and from the owners, in order to lay the groundwork for a more comprehensive exploration program leading to target drilling. In the short time span available for his visit, the author personally inspected a number of different locations on and adjacent to the property. Notes were recorded, photographs taken, and 19 outcrop grab samples were collected.

During his visit, the author met with representatives of FTCM and the 4th Brigade. Twenty-five maps and cross-sections together with three reports were obtained from FTCM (see "Section 21.1 - References"). These show detailed geologic mapping, locations of other detail work, and local / regional sampling. Many, but by no means all, of the locations documented in the maps and sections were visited in the field. Numerous rock chip sample sites were verified and sampling methodology confirmed.

The author's work has confirmed that there is good potential to discover at least one high-grade polymetallic silver +/- gold, lead, zinc vein on the property and that further exploration is warranted. The Da-an property is a rare opportunity to acquire a large part of a very old district that has not been subjected to in-depth modern exploration methods. A better understanding of the potential size and geological nature of the property has been achieved. Local geology has been placed into a regional perspective to demonstrate its affinities with other nearby districts. Concepts likely to be helpful to continued exploration have been developed including a structural scenario, basic metallogenic model, and geochemical zoning patterns. Finally logistical details have been clarified and positive initial contacts made with key participants. The stage is set for intensive exploration of the area.

The author is an independent contractor employed by the Issuer. Mr. Fred R. Schmid, President of Sparta, retained the author's services for Sparta and directed the work to be done.

Data collected by the author during the recent campaign is considered to be reliable within the constraints of any conscientiously managed early-stage exploration program. Uncertainty exists in that the entire property has not yet been examined and much data from FTCM remains to be assembled and integrated into a coherent district-wide picture.


                                  11.0 DRILLING

Sparta has not conducted any drilling on the property to date. The Brigade drilled one diamond core hole ZK-0001 at coordinates 20750612E, 3048482N in the Guan Tian Chang Mine area. Details for this hole are given in "Section 9.0 - Mineralization" above. Core is stored in an unsecured location at an adjacent village and was not examined by the author. No other drilling to the author's knowledge has been conducted in the district.

                        12.0 SAMPLING METHOD AND APPROACH

The nineteen samples collected to date were collected as part of a preliminary reconnaissance program. Eighteen of the samples collected during the most recent campaign at Da-an were grab samples of rock from outcrop; one sample was of mine dump material focused on high-grade material. Samples were collected at sites that, in the judgment of the author, appeared to be well mineralized. Each sample was intended to be representative of the site from which it was collected. Samples were not collected to represent "true widths" but only to ascertain potential tenor of ore-grade material. High-grade material was found to be sulfide-rich, commonly with quartz veinlets and dark veinlets of galena +/- sphalerite. This rock sampling is considered to be reliable within the normal constraints of a reconnaissance exploration program. A summary list of the author's samples can be found in Appendix 3.

Old Data stream sediment and panned concentrate samples were collected by FTCM. The sample locations can be found on Plate 2, but no serious analysis has been attempted due to the lack of substantive information regarding sampling methodology and sample medium. It is notable that in several of the large old mining areas (such as Guan-Tian), said sampling failed to indicate an anomaly of any kind. Soil sampling was carried out at Shan-Ji-Keng, but again precise details on methodology and medium have not been found. Lacking background information, results of these Old Data sampling methods are only commented on in the text and have not been compiled in any rigorous way.

                 13.0 SAMPLE PREPARATION, ANALYSIS, AND SECURITY

Samples collected by Sparta during the recent fieldwork were bagged in new, clean plastic bags, wrapped in clean canvas bags and shipped to the International Plasma Laboratory (iPL) prep lab at Kunming, Yunnan Province, China. Samples were prepped at Kunming and then shipped by iPL directly to Vancouver for analysis. Rejects remain in Kunming, while pulps reside in Vancouver. iPL is an internationally accepted laboratory that is ISO 9001:2000 Certified for the "provision of assay and geochemical analytical services," as defined by KPMG Quality Registrars, and is a certified assayer in British Columbia.

Rock samples were dried and then crushed to 70% passing minus 10-mesh, split to 250gms, then pulverized to 90% passing minus 150-mesh. Coarse rejects were saved. Gold and silver were determined using a 30-gram fire assay with AAS (atomic absorption spectroscopy) finish with a detection limit of 0.01g/mt. A standard multi-acid digestion 30-element ICP package that includes silver was also run - silver lower detection limit 0.10ppm. The pulps are currently still available at the laboratory in Vancouver, should any additional analytical work or check assaying be required.

A weakness in the sample handling process arose in the shipping of samples from the author in Fuzhou, China to the prep facility in Kunming. FTCM, the owner of the property, arranged the shipping and handling of the samples and had the samples in their possession for a short time, out of the author's presence, while arranging shipment. Absolutely no tampering with the samples is suspected. iPL confirmed with the author that the samples arrived in intact condition. Careful analysis by the author confirms that the sample results conform well to field observations. As planning continues for the next phase of exploration, a well-conceived plan for sample shipping must be implemented to assure that samples are shipped in a completely secure fashion minimizing opportunities for tampering. It is recommended that samples be shipped from the hands of Sparta personnel directly to the lab using an established and reliable common carrier such as UPS.

All work conducted by Sparta on the project was carried out under the direct supervision of the author. At no time did an employee, officer or director of Sparta have any involvement with the sample preparation or analysis process. In the opinion of the author, the security and integrity of this sampling is believed to have been adequate for such early stage reconnaissance work, except as noted in the paragraph above.

                             14.0 DATA VERIFICATION

During the recent field campaign, the author personally conducted all field operations.

Due to the small number of samples collected during this work, the laboratories own quality control standards were deemed sufficient and no special measures on the part of the Issuer were used. As silver was the primary element of concern, determinations were done by both FA/AAS and by multi-acid digestion ICP. In general silver assays using FA/AAS agreed very well with ICP results - within 15%. Gold assays over 1g/mt and silver assays over 100ppm were re-assayed using FA/AAS. iPL included one lab "blank", one lab standard and one lab "repeat" - all of which checked out well (see lab results - Appendix 3). As a further check, high Sparta assays collected from known areas of high values recorded previously by FTCM have been correlated and are within reasonable limits.

The author has verified the data used in this report and feels confident that the conclusions drawn therefrom are valid. As the next stage of exploration is planned, a consistent program of assay checks should be put into place and the prep lab in Kunming should be inspected personally.

                            15.0 ADJACENT PROPERTIES


Although published information on adjacent properties (particularly precise locations, grade & tonnage) is difficult to obtain. Three properties deserve mention in relation to Da-an: Zijinshan, Yongpi, and Lenshuikeng (Figure 4).

Zijinshan, the best known of the three, is located about 360km southwest of Da-an. An acid-sulfate porphyry-copper related system, "reserves" are quoted at
1.6 million metric tonnes copper and 15 metric tonnes gold (So, 1998). Note that no documentation is available concerning the nature or manner of calculation of these "reserves". Copper - gold mineralization occurs around a dacitic volcanic pipe in the central part of a Cretaceous age dacite dome complex. The dome intruded a late Jurassic granite. At depth the dacite grades into potassic altered granodiorite porphyry. Similarities to Da-an include: Cretaceous age dacitic volcanics, dacite intruding late Jurassic granite, and alteration consisting of dickite, zunyite, alunite - analogs of pyrophyllite found at Da-an. However, Zijinshan is centered on an anticlinorium rather than a synform and regional basement consists of a thick sequence of Paleozoic sedimentary rocks.

 The Yongpi porphyry copper mine is located 185kms northwest of Da-an. Little is know about it except the deposit is said to contain 144Mmt at 0.72% copper (Wang, 2003). No documentation is available concerning the nature or manner of calculation of these "reserves". It too is surrounded by Paleozoic sediments but is adjacent to late Jurassic granite similar to that of Da-an.

The most interesting of the deposits near Da-an is Lenshuikeng, located about 210kms west-northwest of the project area. This district is reported as a very large silver producer, but precise numbers could not be found. Shiqing (1996) reports the deposit is mainly a silver polymetallic deposit with associated lead, zinc, cadmium, gold and copper. "Porphyry type and stratabound superimposition type" is found here; some 70% of the silver is associated with the "porphyry" type. In reviewing the description, it appears that "porphyry" might better be termed "dyke" - superimposition might be the equivalent of "strataform". Faults are often filled with rhyolite porphyry and high-grade vein material. Strataform mineralization appears to be replacing an iron-manganese rich dolomite sandwiched within the volcanics. Reading between the lines, Mesozoic folding deformed by thrusting is the dominant structural theme, quite reminiscent of Da-an. A visit to this district could be very valuable towards understanding ore controls at Da-an.

The author has no interest or relationship whatsoever to the above-mentioned three occurrences. This information is compiled from published sources and the author has been unable to verify this published data. Information provided in this Section 15 is not necessarily indicative of the mineralization at Da-an.

                16.0 MINERAL PROCESSING AND METALURGICAL TESTING

Neither mineral processing nor metallurgical testing has been carried out on samples from the property.

              17.0 MINERAL RESOURCE AND MINERAL RESERVE ESTSIMATES

No mineral resource or mineral reserve has been estimated for the Da-an property.

                    18.0 OTHER RELEVANT DATA AND INFORMATION

Appended to this report is the author's Statement of Qualifications (Appendix
5).

                       19.0 INTERPRETATION AND CONCLUSIONS

Based on his professional experience, it is the conclusion of the author that the Da-an prospect represents a significant exploration opportunity of unusual quality. Potential for discovery of a major high-grade silver (+/- gold), lead, zinc cordilleran vein system is very high. This conclusion is based upon the author's brief visit to the property, rock samples collected by the author at a variety of different sites across the property, and data assembled by FTCM.

The widespread distribution of ancient workings (particularly high-angle stopes) across some 70 square kilometres of the property is reminiscent of some of the world's great mining districts - Rio Tinto, Spain and Kuroko, Japan are just two instances. The intrusive history of the area is very similar to the important Lenshuikeng silver deposits to the east of the district, and to many similar deposit localities around the world. Da-an exhibits classic calc-alkaline volcanism and hypabyssal intrusives of the type and age that have proven productive throughout east China and the Pacific Rim. Tectonic history of Da-an and the region records strong shortening and compression followed by release through extension at just the geologic time when volcanism was active and other large deposits were forming. Structure of the prospect lends itself well to large-scale structural traps such as "flower structures", stacked thrusts, and fold / thrust intersections of sufficient size to host significantly large orebodies. Strongly anomalous geochemical samples collected by FTCM and by the author confirm the potential for high-grade mineralization intensity. Furthermore they help to establish a possible vertical and perhaps horizontal zonation across the district that may be a vital exploration clue. Finally relatively dense jungle vegetation and a lack of any publications have kept the district a well-hidden secret for many years. The Da-an prospect represents a rare opportunity to explore a "virgin" mining district of potentially world-class scale.

Data developed by FTCM appears to be reliable and professionally developed, but is limiting in the sense that it tends to focus only on small, discreet areas of known mineralization rather than treating the district as a whole. Data density therefore may be sufficient for these studied zones, but is insufficient when used to seek larger targets. As a result, large areas of uncertainty represented by zones of very little or no mapping, and insufficient sampling, exist across the district.

The original objectives of the author's visit to Da-an have been accomplished. From a situation in which there was no detailed information of any kind, the project has progressed to a stage where good concepts are beginning to form and an exploration program should, and can, be proposed. Key professional relationships have been established and infrastructure characterized. Thanks to the helpfulness and professionalism of both the FTCM staff and the Fujian Geological Survey 4th Brigade, a wealth of new information can now be integrated into a coherent district-wide conceptualization. Much work remains to be done before drill targets can be reasonably proposed, but a good groundwork has been laid and a path towards discovery can now be envisioned. The recommendations that follow have been uniquely designed for Da-an and are meant to minimize uncertainty while efficiently developing new targets.

                              20.0 RECOMMENDATIONS

The Da-an prospect is uncommon in that it represents a large cordilleran vein system that is relatively unexplored in this century. Good potential exists to discover high-grade silver +/- gold deposits. In the opinion of the authors, the character of mineralization observed on the Da-an Property is of sufficient merit to justify the following exploration steps:

          1) Acquire a digital topographic basemap at 1:10,000 scale and insure that its coordinate grid is properly registered to conform to current Chinese legal and to international standards.

          2) Finish compilation of FTCM data and transfer data to one map with overlays for old workings, sample locations of various types, geology and structure, and infrastructure.

          3) On the ground, establish verifiable control points that correspond accurately to the topo map grid and register accurately on any global positioning system (GPS) devices employed. Confirm that all roads are located correctly on the map.

          4) Sparta should employ a translator for field and office use, independent of translators or agencies used by FTCM.

          5) Begin hunting for a drilling contractor with angle hole diamond core capability; insure that good mud/cement support is available for bad drilling / watery conditions.

          6) Discuss with a qualified geochemist stream sediment and soil sampling possibilities for this particular terrain. Conduct a small stream sediment sample control test to determine best methodology of stream sampling; do the same for soil sampling.

          7) Contract one additional geologist and one assistant geologist to assist with mapping / sampling / core logging duties.

          8) Hire five or six local fellows to assist with vegetation clearing and act as guides.

          9) Conduct a surprise visit to the iPL prep lab in Kunming, inspect the facilities and meet key personnel. Design a system for secure transportation of reconnaissance samples to the laboratory and place into effect a system of random assay checks on duplicate pulps at a second laboratory in Vancouver.

          10) Acquire government permits if required to allow basic clearing of vegetation (by machete?) over key portions of the district.

          11) Visit all areas of FTCM's previous detailed mapping and sampling to confirm locations and trends of old workings, to sample alteration / mineralization, and further refine geology.

          12) Conduct reconnaissance geologic mapping at scale of 1:10,000 along all key drainages and ridgetops of the district to better constrain local geology and structure and confirm that all old workings have been found and cataloged; collect rock chip and stream sediment samples at the same time. Confirm on the ground the location of the Jn3d2 horizon across the district. Follow major structures (such as the Commander Ridge "ribs") across the district, mapping alteration, trends, and taking rock samples as necessary.

          13) Compile all new data in the office, establish mineralization models, derive drill targets if appropriate and / or design geophysical surveys if needed.

          14)  Discuss   structural   concepts   with  a  qualified   structural
               geologist. *** Decision Point ***

          15)  Acquire   appropriate   permits  for   geophysical   surveys  (if
               required), roadbuilding for drill access and pad construction, and drilling.

          16) Rent sufficient secure space in Shouning or Da-an as a drill staging / core storage & splitting facility;

          17) Build road / trail access to pads; sample and map road outcrop whenever possible.

          18) Drill 10 - 20 angle core holes with average depths of 100 to 300m.

          19) Assay core, await results, plot geology and alteration logs. ***Decision Point***

          20)  Make second-stage recommendations.

It is the opinion of the author that the character of the property is of sufficient merit to justify the above-detailed exploration program. A proposed budget for the Recommendations is attached as Appendix 4.

This report is effective as of midnight July 3rd, 2004.

Respectfully Submitted,


-----------------------------------
Linus T. Keating, D.Sc.

                                 21.0 REFERENCES

Chen,  A.  (1999):  Mirror-Image  Thrusting  in the South China  Orogenic  Belt:
Tectonic Evidence from Western Fujian, Southeastern China; in Tectonophysics v. 305, p. 497-519.

Cheng, Y.C. (1990): Geological Map of China 1:5,000,000 scale w/ explanatory notes; Ministry of Geology & Mineral Resources, People's Republic of China - Geological Publishing House, Beijing.

Guilbert, John and Charles F. Park (1986): The Geology of Ore Deposits; W.H. Freeman Company, New York.

Harper, Damian et. al. (2002): China; Lonely Planet Publications, 8th ed., Melbourne.

Ishihara, Shunso & Sukune Takenouchi (1980): Granitic Magmatism and Related Mineralization; Mining Geology Special Issue #8: Society of Mining Geologists of Japan.

Shuhe, Song (1992): Metallic Mineral Resources Map of China 1:5,000,000 scale, part of "Mineral Resources Maps of China" series with explanatory notes; Chinese Institute of Geology & Mineral Resources Information - Geological Publishing House, Beijing.

So,   Chil-Sup,   De-Quan  Zhang,   Seong-Taek   Yun,  and  Da-Xing  Li  (1998):
Alteration-Mineralization Zoning and Fluid Inclusions of the High Sulfidation Epithermal Cu-Au Mineralization at Zijinshan, Fujian Province, China; Economic
Geology: v. 93, #7, p. 961.

Unknown (1998): Geological Map of Fujian Province 1;500,000 Scale; with English Abstract.

Wang, Jingbin (2003): "Chinese Copper Mine Resources and New Exploration"; paper presented at 16th International Copper Conference hosted by the Metal Bulletin. Paper available on their website. --------------

Xu, Xisheng; Chuanwan Dong, Wuxian Li, & Xinmin Zhou (1999): Late Mesozoic Intrusive Complexes in the Coastal Area of Fujian, SE China: the Significance of the Gabbro-Diorite-Granite Association; in Lithos v. 46, p. 299-315.

Yu, Shiqing, Li Fang, and Fan Chuanbi (1996): Geology of U, Au, Ag Ore Deposits Related to Mesozoic Volcanism in Jiangxi Province; in Field Trip Guide Volume 4
- 30th International Geological Congress: Geological Publishing House, Beijing, China.

21.1 Inventory of FTMC Maps and Reports in Sparta's Possession

The following table summarizes all information received to date from FTCM. Copies of all these documents may be found at Sparta's offices. Items with (**) have not yet been translated to English. Items with an "R" in the Sparta # are written reports - all other items are maps or cross-sections. "n/a" indicates "not applicable".

Table #1: FTCM Data in Sparta's Possession

-------------------- ------------------------------------------------------------- ---------- ------------
   Sparta Map #                           Title (translated)                         Scale       Date
-------------------- ------------------------------------------------------------- ---------- ------------
        D-1          Topographic / Geological Map of Silver Mine in Da-an ...        1:10,000    11/20/92
-------------------- ------------------------------------------------------------- ---------- ------------
        D-2          Topographic / Geological Map of Wai Lou Ag Ore Site...           1:2,000    11/15/92
-------------------- ------------------------------------------------------------- ---------- ------------
        D-3          Engineering Sampling Map of Wai Lou Ag Ore Site...               1:1,000     9/3/92
-------------------- ------------------------------------------------------------- ---------- ------------
        D-4          Analysis of Ag, Mo, As, Sb Anomalies in Soil at...Shan Ji        1:5,000     8/5/01
                     Keng...
-------------------- ------------------------------------------------------------- ---------- ------------
        D-5          Geological Profile of Line 7 in Guan Tian Chang Ag, Au          1:500      9/5/00
                     Multi-metal Anomaly...
-------------------- ------------------------------------------------------------- ---------- ------------
        D-6          Pit Engineering and Sampling Map of Wai Lou Au, Ag ...           1:1,000     1/5/00
-------------------- ------------------------------------------------------------- ---------- ------------
        D-7          Map of Sampling and Engineering in Shan-Ji-Keng Ag, Au         1:2,000    12/18/00
                     Multi-Metal...
-------------------- ------------------------------------------------------------- ---------- ------------
        D-8          Geological Profile of Line Zero of Shan-Ji-Keng Ag, Au          1:500      12/6/01
                     Multi-Metal Anomaly
-------------------- ------------------------------------------------------------- ---------- ------------
        D-9          Topographic / Geological Map of Tan-Shan Ag, Au Multi-Metal    1:1,000     7/21/01
                     Ore Site...
-------------------- ------------------------------------------------------------- ---------- ------------
       D-10          Topographic / Geological Map of Shan-Ji-Keng Ag, Au            1:2,000     9/15/01
                     Multi-Metal Ore Site...
-------------------- ------------------------------------------------------------- ---------- ------------
       D-11          Sampling and Engineering Map of Feng-Yang-Ting Ag, Au          1:2,000    10/28/01
                     Multi-Metal Anomaly
-------------------- ------------------------------------------------------------- ---------- ------------
       D-12          Sampling and Engineering Map of Guan Tian Chang Ag, Au         1:2,000    11/30/01
                     Multi-Metal...
-------------------- ------------------------------------------------------------- ---------- ------------
       D-13          Geological Profile of Line Zero of Wai-Lou Ag Mining ...          1:500      8/31/92
-------------------- ------------------------------------------------------------- ---------- ------------
       D-14          Legend                                                           n/a          ?
-------------------- ------------------------------------------------------------- ---------- ------------
       D-15          Vertically Projected Profile of Vein Zone #1-2 and 1-3 at      1:1,000     9/5/92
                     Guan Tian Chang Ag Mining Site...
-------------------- ------------------------------------------------------------- ---------- ------------
       D-16          Geological Profile of Line #8 at Guan-Tian-Chang Ag ...           1:500      9/20/92
-------------------- ------------------------------------------------------------- ---------- ------------
       D-17          Geological Profile of Line #0 at Guan-Tian-Chang Ag ...           1:500      8/30/92
-------------------- ------------------------------------------------------------- ---------- ------------
       D-18          Geological Profile of Line #7 at Wai-Lou Ag Mining Site         1:500      8/31/92
-------------------- ------------------------------------------------------------- ---------- ------------
       D-19          Vertically Projected Profile of Altered Zone III-1 at Wai      1:1,000     9/5/92
                     Lou
-------------------- ------------------------------------------------------------- ---------- ------------
       D-20          Map of Ag Element Anomalies in Deposits of  Hydro...            1:25,000     3/14/01
-------------------- ------------------------------------------------------------- ---------- ------------
       D-21          Map of Pb, Zn Element Anomalies in Deposits of Hydro...         1:25,000     3/14/01
-------------------- ------------------------------------------------------------- ---------- ------------
       D-22          Map of Au Element Anomalies in Deposits of Hydro...             1:25,000     3/14/01
-------------------- ------------------------------------------------------------- ---------- ------------
       D-23          Composite Map of Ag, Au, Pb, Zn Anomalies in Deposits...      1:25,000     3/14/01
-------------------- ------------------------------------------------------------- ---------- ------------
       D-24          Geological Map of Results from Natural Heavy Sand...            1:10,000    11/10/99
-------------------- ------------------------------------------------------------- ---------- ------------
       D-25          Topographic / Geological Map of ShanJiKeng - Tan Shan..        1:5000      9/21/01
-------------------- ------------------------------------------------------------- ---------- ------------
       D-R1          Profile of the Project in Shouning                               n/a       5/26/04
-------------------- ------------------------------------------------------------- ---------- ------------
       D-R2          (**)                                                             n/a
-------------------- ------------------------------------------------------------- ---------- ------------
       D-R3          (**)                                                             n/a
-------------------- ------------------------------------------------------------- ---------- ------------
       D-R4          (**)                                                             n/a
-------------------- ------------------------------------------------------------- ---------- ------------
*** End of Table***

                                 LIST OF FIGURES

Error! No table of figures entries found.

                                 LIST OF TABLES

Table 1: FTCM Data in Sparta's Possession.....................................25


                               LIST OF APPENDICES

Appendix 1:  GPS Programming and Da-an Control Points.. ......................40

Appendix 2: Land Status and Obligations ......................................69

Appendix 3: Geochemical Sample Summary........................................87

Appendix 4: Proposed Budget 2004 - 2005.......................................88

Appendix 5: Statement of Qualifications.......................................93


                             LIST OF ENCLOSED PLATES

Plate I:  Da-an Property Map Showing Key Localities - 1:25,000

Plate II:  Da-an Geologic Map & Sample Locations - 1:10,000

                                   APPENDICES

                                   APPENDIX I
                    GPS Programming and Da-an Control Points

All Global Positioning System (GPS) devices used during the current field campaign were checked and double-checked to insure that the proper "Coordinate System" and "Datum" were in place. Following are the settings used:

Coordinate System: User Grid
         Projection: Transverse Mercator
         Latitude of Origin: 00.00000N
         Longitude of Origin: 117.00000E
         Scale Factor: 1.0000000
         Units to Meters Conversion: 1.0000000
         False East at Origin: 20500000.0
         False North at Origin: 0.0
Datum: WGS `84

Note: Not all GPS devices can be programmed as above; even those with "User Grids" frequently do not allow enough decimal places to permit this level of programming. GPS used on site was a Magellan Meridian.

Control Points Used for GPS Coordination

The following points were established on the ground to coordinate GPS with topographic maps used on the project - these points are shown on the geologic map (Plate 2).

"BRIDGE"
         Gauss Kruger coordinates:  20750386E, 03049117N.

"SADDLE"
         Gauss Kruger coordinates: 20749453E, 03046944N

Neither of these points coincided particularly well with the grids on the paper maps, partially due to copier stretch; however they are considered to be sound from a GPS standpoint. Gauss Kruger grids for the project maps were re-generated to fit these control points.

                                   APPENDIX 2
                           Land Status and Obligations


Claim Status, Da-an Project

--------------------------------------------------------------------------------------------------------
Certificate Number   Claim #      Claim Name    Claim Type     Has.      Owner     Annual Work /
                     (Atlas#)                                                   Payments Required
--------------------------------------------------------------------------------------------------------
3500000230216       G50E007013     Fengyang        Mine        2800      FTMC*
                                   Pavilion     Prospecting
                                                   Right
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Same as Above       G50E003015    Liushu Fuji      Mine        5300      FTMC*
                                    Tanshan     Prospecting
                                                   Right
--------------------------------------------------------------------------------------------------------
        * FTMC = Fujian Tiancheng Mining Industry Corporation, Ltd.

                                  APPENDIX III
                       Geochemical Sampling by the Author

                                   APPENDIX IV
                           Statement of Qualification


CERTIFICATE of AUTHOR

I, Linus T. Keating, D.Sc. do hereby certify that:

1. I am a self-employed Consulting Geologist with residence at 4325 East Cooper Circle, Tucson, Arizona, USA 85711.

2. I am a graduate of the University of Arizona in Tucson, Arizona, USA with a B.Sc. in Geological Engineering (Mining & Exploration Option): 1984; and of the Vrije Universiteit Brussel, Brussels, Belgium with a D.Sc. (Doctor of Science) - High Distinction in Geology: 1998.

3. I am a Registered Geologist in the State of Arizona, USA (Registration #40815) and a Certified Professional Geologist (#10742) in the American Institute of Professional Geologists (AIPG). I am a member of the Arizona Geological Society.

4. Since graduation I have worked as a geologist for more than 19 years in the USA, Mexico, Honduras, Chile, Argentina, Japan, and mainland China. I have worked as a Consulting Geologist from 1998 through the present day for a number of private and corporate clients in Chile, Argentina, and mainland China. I was permanently employed by RTZ Mining and Exploration, Ltd. as Principal Geologist - Argentina from 1996 through 1998, and previous to that held a number of technical and management positions with Kennecott Exploration Company (a wholly-owned subsidiary of RTZ) from 1984 through 1996. In 1983 through 1984 I held a number of junior positions with Molycorp, Inc., SAGE Associates, and Jucevic Consulting.

5. I worked at the Da-an property as a Consultant for Sparta from May 29th through June 6th, 2004.

6. I have no direct or indirect interest in the Da-an Property, nor in Sparta Holding Corporation, nor do I expect to receive any.

7. I am not aware of any material fact or material change with respect to the subject matter of this Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical report misleading.

8.   I am  independent  of the issuer  applying all the tests set out in Section
     1.5 of N.I. 43-101.

9. I have read N.I.43-101, and this Technical Report has been prepared in compliance with that instrument and Form 43-101F1.

10. I consent to the filing of this Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public.

Dated this 30th Day of June, 2004.



----------------------------------------------
Linus T. Keating, D.Sc.,

                      (This page intentionally left blank.)